Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Plan and Amended and Restated 2010 Stock Plan of Upland Software, Inc. of our reports dated March 28, 2013 and March 28, 2012 (except for Note 15 as to which the date is March 28, 2013), with respect to the combined financial statements of Marex Group, Inc. and FileBound Solutions, Inc. included in the Registration Statement (Form S-1 333-198574) and related Prospectus of Upland Software, Inc.

Omaha, Nebraska

November 6, 2014

17445 Arbor Street, #200    •    Omaha, Nebraska 68130    •    Ph (402) 330-1040    •    Fax (402) 333-9189